Exhibit 10.10

EXCLUSIVE OPTION AGREEMENT

BETWEEN

SHIJIAZHUANG KIRIN MANAGEMENT CONSULTING CO., LTD.

AND

SHAREHOLDERS OF HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CO., LTD.

HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CO., LTD.

DECEMBER 2010

Exclusive Option Agreement

This Exclusive Option Agreement (the “Agreement”) is entered into as of December 22, 2010, between the following Parties:

Party A: Shijiazhuang Kirin Management Consulting Co., Ltd.

Party B: All shareholders as specified in Appendix A

Party C: Hebei Zhongding Real Estate Development Co., Ltd.
Registered Address: South-eastern Corner of Gangtiebei Road and Yongjun Street, Qiaoxi District, Xingtai City, Hebei Province, China
Legal Representative: Guo Jianfei

In this Agreement, Party A, Party B, Party C are called collectively as the “Parties” and each of them is called as the “Party”.

WHEREAS:

1. Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”);

2. Party C is a limited liability company limited by shares incorporated in Xingtai, Hebei Province;

3. As of the date of this Agreement Party B are shareholders of Hebei Zhongding Real Estate Development Co., Ltd. (hereinafter referred to as “Opco”) and collectively legally hold all of the shares of Opco.

NOW, THEREFORE, the Parties through mutual negotiations hereby enter into this Agreement according to the following terms and conditions:

1.      THE GRANT AND EXERCISE OF PURCHASE OPTION

1.1
Grant: Party B hereby grant Party A an irrevocable exclusive purchase option to purchase all or part of the shares of Opco, currently owned by any of Party B; Opco further hereby grant Party A an irrevocable exclusive purchase option to purchase all or part of the assets and business of Opco, in each case in accordance with Article 1.3 of this Agreement (the “Option”). The aforesaid purchase options are irrevocable and shall be exercised only by Party A (or the qualified persons appointed by Party A). The term “person” used herein shall include any entity, corporation, partnership, joint venture and non-corporate organizations.

1.2	Exercise Procedures

1.2.1 Party A shall notify Party B in writing prior to exercising its option (the “Option Notice” hereinafter).

1.2.2 The next day upon receipt of the Option Notice, Party B and Opco, together with party A (or the qualified person appointed by Party A), shall promptly compile a whole set of documents (the “Transfer Documents”) to be submitted to the government bodies for approving the shares or assets and business transfer in connection with the Option exercise so that the shares or assets and business transfer can be transferred, in whole or in part.

1.2.3 Upon the completion of the compilation of all the Transfer Documents and the Transfer Documents being confirmed by Party A, Party B and Opco shall promptly and unconditionally obtain, together with Party A (or the qualified person appointed by Party A), all approvals, permissions, registrations, documents and other necessary approvals to effectuate the transfer of the shares and remaining assets and business of Opco in connection with the Option exercise.

1.3
Exercise Condition: Party A may immediately exercise the option of acquiring the shares or remaining assets and business of Opco whenever Party A considers it necessary to acquire Opco and it is doable in accordance with PRC laws and regulations.

2.      PRICE OF ACQUISITION

2.1
Party A and Party B shall enter into relevant agreements regarding the price of acquisition based on the circumstances of the exercise of option, and the consideration shall be refunded to Party A or Opco at no consideration in an appropriate manner decided by Party A.

2.2	Party A has the discretion to decide the time and arrangement of the acquisition, provided that the acquisition will not violate any PRC laws or regulations then in effect.

3.      REPRESENTATIONS AND WARRANTIES

3.1
Each party hereto represents to the other Parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; (2) Party B warrant, represent and guarantee that this Agreement, the Restructuring Exercise or the Listing shall be in compliance with any and all applicable PRC laws and shall indemnify, defend and hold harmless Party A and Opco for all fines, penalties, damages or claims sustained by Party A or Opco arising out of Party B’s violation of this section; and (3) the execution or performance of this Agreement shall not violate any contract or agreement to which it is a party or by which it or its assets are bounded.

3.2
Party B and Opco hereto represent to Party A that: With respect to the shares held by Party B in Opco, (1) Party B are legally registered shareholders of Opco and have paid Opco the full amount of their respective portions of Opco's registered capital required under the PRC laws; (2) none of Party B, has mortgaged or pledged his shares of Opco, nor has either of them granted any security interest or borrow against his shares of Opco in any form; and (3) none of Party B has sold or will sell to any third party its shares in Opco.

With respect to the assets of Opco which may be transferred to Party A at Party A’s option hereunder, (1) Opco owns all such assets and has not mortgaged or pledged or otherwise encumber such assets; and (2) Opco has not sold or will sell to any third party such assets.

3.3
Opco hereto represents to Party A that: (1) it is a limited liability company limited by shares duly registered and validly existing under the PRC law; and (2) its business operations are in compliance with applicable laws of the PRC in all material aspects.

4.     COVENANTS

The Parties further agree as follows:

4.1	Before Party A has acquired all the shares/assets and business of Opco by exercising the purchase option provided hereunder, Opco shall not:

4.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed upon by Party A in writing);

4.1.2 enter into any transaction which may materially affect its assets, liability, operation, shareholders’ shares or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed upon by Party A in writing); and

4.1.3 distribute any dividend to its shareholders in any manner.

4.2	Before Party A has acquired all the shares/assets/business of Opco by exercising the purchase option provided hereunder, Party B and Party C shall not:

4.2.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of the shares held by them in Opco.

4.3	Before Party A has acquired all the shares/assets/business of Opco by exercising the purchase option provided hereunder, Party B and/or Opco shall not individually or collectively:

4.3.1 supplement, alter or amend the articles of association of Opco in any manner to the extent that such supplement, alteration or amendment may have a material effect on Opco's assets, liability, operation, shareholders’ shares or other legal rights;

4.3.2 cause Opco to enter into any transaction to the extent such transaction may have a material effect on Opco's assets, liability, operation, shareholders’ shares or other legal rights (unless such transaction is relating to Opco's daily operation or has been disclosed to and agreed upon by Party A in writing); and

4.4	Party B shall entrust Party A to manage Opco in accordance with Entrusted Management Agreement, signed by and between Party B, Opco and Party A on December 22, 2010.

4.5	Non Competition:

When Party A exercises the Option, each of Party B and Opco irrevocably and unconditionally agree and undertake to Party A that it will not without the prior written consent of Party A:-

a. be directly or indirectly engaged or concerned (whether as an employee, agent, independent contractor, consultant, advisor or otherwise) in the conduct of any business competing with Party A’s Business (the “Business”);

b. carry on for his/its own account either alone or in partnership or be concerned as a director or shareholder in any company engaged in any business competing with the Business;

c. assist any person, firm or company with technical advice or assistance in relation to any business competing with the Business;

d. solicit or entice away or attempt to solicit or entice away the custom of any person, firm, company or organization who shall at any time have been a customer, client, distributor or agent of Party A or in the habit of dealing with Party A;

e. solicit or entice away or attempt to solicit or entice away from Party A any person who is an officer, manager or employee of Party A whether or not such person would commit a breach of his contract of employment by reason of leaving Party A;

f. in relation to any trade, business or company, use any name in such a way as to be capable of or likely to be confused with the name of Party A and shall use all reasonable endeavors to procure that no such name shall be used by any other person, firm or company;

g. otherwise be interested, directly or indirectly, in any business competing with the Business.

5.     ASSIGNMENT OF AGREEMENT

5.1	Party B and Opco shall not transfer their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

5.2
Each of Party B and Opco hereby agrees that Party A shall have the right to transfer all of its rights and obligation under this Agreement to any third party whenever it desires. Any such transfer shall only be subject to a written notice sent to Party B and Opco by Party A, and no any further consent from Party B and Opco will be required.

6.     CONFIDENTIALITY

The Parties acknowledge and confirm that any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

6.1	The materials is known or will be known by the public (except for any materials disclosed to the public by the Party who receives such materials);

6.2	The materials are required to be disclosed under the applicable laws or the rules or provisions of stock exchange; or

6.3
The materials disclosed by each Party to its legal or financial consultant relate to the transaction contemplated under this Agreement, and such legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by an employee of any Party shall be deemed disclosure of such materials by such Party, and such Party shall be liable for breaching the contract. This Article 6 shall survive this Agreement even if this Agreement is invalid, amended, revoked, terminated or unenforceable by any reason.

7.     BREACH OF CONTRACT

Any violation of any provision hereof, any incomplete or mistaken performance of any obligation provided hereunder, any misrepresentation made hereunder, any material nondisclosure or omission of any material fact, or any failure to perform any covenants provided hereunder by any Party shall constitute a breach of this Agreement. The breaching Party shall be liable for any such breach pursuant to the applicable laws.

8.     APPLICABLE LAW AND DISPUTE RESOLUTION

8.1	Applicable Law The execution, validity, interpretation and performance of this Agreement and the disputes resolution under this Agreement shall be governed by the laws of PRC.

8.2
Dispute Resolution
The Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in Beijing in accordance with its rules. The arbitration shall take place in Beijing. The arbitration award shall be final, conclusive and binding upon both Parties.

9.     EFFECTIVENESS AND TERMINATION

9.1	This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.

9.2	This Agreement may not be terminated without the unanimous consent of all the Parties except that Party A may, by giving thirty days prior notice to the other Parties hereto, terminate this Agreement.

10.   MISCELLANEOUS

10.1
Amendment, Modification and Supplement
Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed an integral part of this Agreement and shall have the same legal effect as this Agreement.

10.2
Entire Agreement
The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous agreements and understandings in oral or written form

10.3
Severability
If any provision of this Agreement is adjudicated to be invalid or non-enforceable according to relevant PRC laws of the PRC, such a provision shall be deemed invalid only to the extent the PRC laws are applicable in China, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through consultation based on the principal of fairness, replace such invalid, illegal or non-enforceable provision with valid provision so that any substituted provision may bring the similar economic effects as those intended by the invalid, illegal or non-enforceable provision.

10.4
Headings
The headings contained in this Agreement are for the convenience of reference only and shall not in any other way affect the interpretation, explanation or the meaning of the provisions of this Agreement.

10.5
Language and Copies
This Agreement is written in Chinese and English and both the English version and Chinese version shall have the same effect. This Agreement is executed in 3 copies for each version and each original copy has the same legal effect.

10.6	Successor This Agreement shall bind and benefit the successor or the transferee of each Party.

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Appendix A

1.	Bi Liping, a citizen of PRC with ID Card number of 130503197505060023, owns 85% shares of Hebei Zhongding Real Estate Development Co., Ltd.;

2.	Guo Jianfei, a citizen of PRC with ID Card number of 130503197310310010, owns 5% shares of Hebei Zhongding Real Estate Development Co., Ltd.;

3.	Guo Jianhe, a citizen of PRC with ID Card number of 130503197109110017, owns 3% shares of Hebei Zhongding Real Estate Development Co., Ltd.;

4.	Li Liying, a citizen of PRC with ID Card number of 130502197102060049, owns 2% shares of Hebei Zhongding Real Estate Development Co., Ltd.;

5.	Zhao Li, a citizen of PRC with ID Card number of 130503690809002, owns 5% shares of Hebei Zhongding Real Estate Development Co., Ltd.